EXHIBIT 10.12

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between EBS Enterprises, LLC (“EBS Enterprises”), a Delaware limited liability company and Mr. Dennis Dean (“Executive”), and shall be effective immediately following the time, and subject to, AirSculpt Technologies, Inc.’s (“AirSculpt” and together with EBS Enterprises, “Company”) registration statement on Form S-1 related to its initial public offering being declared effective (the “IPO”) by the Securities and Exchange Commission (the “Effective Date”).

WITNESSETH:

WHEREAS, Executive and EBS Enterprises previously entered into an Employment Agreement effective as of June 1, 2021 (the “Prior Agreement”);

WHEREAS, in connection with AirSculpt’s IPO it is anticipated that EBS Enterprises will become a wholly-owned subsidiary of AirSculpt;

WHEREAS, in connection with, and subject to the occurrence of, the IPO, Executive and Company desire to amend and restate the Prior Agreement;

WHEREAS, Company desires to continue to employ Executive as Chief Financial Officer of Company in accordance with the terms and conditions of this Agreement; and

WHEREAS, Executive desires to continue to serve as Chief Financial Officer of Company in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.            Employment and Acceptance. During the Term (as defined in Section 3 below), Company shall employ Executive, and Executive shall continue to serve Company, subject to the terms of this Agreement. If, for any reason, an IPO does not occur prior to January 1, 2022, then this Agreement will not be effective and will be null and void, and the Prior Agreement will be reinstated with full force and effect.

2.            Title; Duties and Obligations; Location.

2.1            Title. Company shall employ Executive to render services to Company. Executive shall serve in the capacity of Chief Financial Officer of Company.

2.2            Best Efforts/Duties. The duties and responsibilities of Executive shall include such duties and responsibilities as assigned by the Chief Executive Officer and Company’s Board of Directors (the “Board”) from time to time consistent with the position of Chief Financial Officer. Executive shall perform faithfully and diligently all such duties assigned to Executive. Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion; provided, that such position and the duties assigned are consistent with the position of a Chief Financial Officer or higher level of authority or prestige. In Executive’s capacity as Chief Financial Officer of Company, Executive shall report to, and be subject to the lawful direction of, the Chief Executive Officer. Executive will expend Executive’s best efforts on behalf of Company, and will abide by all policies of Company applicable to Company’s executives generally and all decisions made by the Board, all in accordance with applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times in carrying out his duties and responsibilities under this Agreement. Except as permitted under subsections 2.5 (i) and(ii) below, Executive shall devote Executive’s full business time and efforts to the performance, to the best of his ability, experience and talent, of Executive’s assigned duties for Company.

2.3            Other Positions. In addition to serving in the capacity of Chief Financial Officer of Company, Executive shall also serve in such other executive-level positions or capacities as may, from time to time, be reasonably requested by the Board, including, without limitation (subject to election, appointment, re-election or re-appointment, as applicable) as an officer of any of Company’s subsidiaries and/or affiliates, in each case, for no additional compensation.

2.4            Compliance with Company Policies. Subject to Section 6 hereof, during the Term, Executive shall be in conformance and comply with all Company written or established policies, rules and regulations governing the conduct of its employees, now in effect, or as subsequently adopted or amended.

2.5            Time Commitment. During the Term, Executive shall use his best efforts to promote the interests of Company (and, to the extent he serves one or more subsidiaries and/or affiliates pursuant to Section 2.3 hereof, its applicable subsidiaries or affiliates) and, except as provided in subsections (i) and (ii) below, shall devote all of his business time to the performance of his duties for Company (and, to the extent he serves one or more subsidiaries or affiliates pursuant to Section 2.3 hereof, its applicable subsidiaries or affiliates) and, shall not, directly or indirectly, render any services to any other person or organization, whether for compensation or otherwise, except with the Board’s prior written consent (which shall not be unreasonably withheld; provided, that nothing in this Agreement shall prevent Executive from (i) participating in charitable, civic, educational, professional, community or industry non-profit associations and organizations and (ii) managing Executive’s passive personal investments, so long as such activities described in clauses (i) through (ii) do not, individually or in the aggregate, materially interfere or conflict with Executive’s duties hereunder, create a business or fiduciary conflict (in each case, as determined by the Board). Notwithstanding the foregoing, the Board will review the activities in clauses (i) through (ii) of the preceding sentence on an ongoing basis and reserves the right to prohibit any such activities that it determines in good faith materially interfere with performance of Executive’s duties hereunder, and will provide Executive with written notice of such determination. If the Board so prohibits such activities, Executive will be given a commercially reasonable period of time to extract himself from such activities, during which time he will not be considered in breach of this Agreement.

2.6            Location. Executive’s services shall be performed principally in Nashville, Tennessee. However, from time to time, Executive may be required by his job responsibilities to travel on Company business, and Executive agrees to do so.

3.            Term. The employment relationship pursuant to this Agreement shall commence on the Effective Date and continue until terminated in accordance with Section 7 below (such period of the employment relationship shall be referred to herein as the “Term”). For avoidance of doubt, Executive’s employment shall be “at-will” and may be terminated by either party at any time in accordance with the terms of this Agreement.

4.            Compensation. For the services rendered by Executive in any capacity under this Agreement during the Term (including, without limitation, serving as an officer, director or member of any committee of the Board and any service for one or more subsidiaries or affiliates pursuant to Section 2.3 hereof), Executive shall be compensated as follows (subject, in each case, to the provisions of Section 4 below):

4.1            Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, beginning as of the Effective Date, Company shall pay to Executive a salary at the annualized rate of $500,000, payable in substantially equal installments in accordance with Company’s normal payroll practices as in effect from time to time. The salary may be reviewed annually by the Board or a committee thereof and may be increased, but not decreased, unless such decrease is agreed to by Executive. As used herein Executive’s “Salary” shall be his salary as in effect from time to time after any such adjustments. Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan or program in which Executive participates.

4.2            Annual Bonus. In addition to the Salary, Executive shall be eligible for an annual target cash performance bonus of 75% of Executive’s Salary (the “Bonus”) for each fiscal year during the Term (beginning in fiscal year 2021), based upon achievement of individual and/or Company performance criteria, as determined annually by the Board in its sole and absolute discretion. Any Bonus for a fiscal year to the extent earned, shall be paid in a lump sum at a time established by the Board but no later than March 15 of the calendar year immediately following the last day of the fiscal year to which the Bonus relates. Subject to Section 7.2(ii) below, Executive must be actively employed with Company at the time of such payment in order to receive the Bonus for that immediately preceding fiscal year.

4.3            IPO Cash Bonus. In connection with, and subject to the occurrence of, the IPO, Executive shall be eligible to receive a one-time lump sum cash payment in the amount of $1,800,000 upon the successful completion of the IPO (the “IPO Cash Bonus”). The IPO cash bonus shall be paid as soon as reasonably practicable following the IPO and no later than March 15 of the calendar year immediately following the last day of the calendar year in which the successful completion of the IPO occurs. Executive must be actively employed with Company through the occurrence of the IPO in order to receive the IPO Cash Bonus.

4.4            Initial Equity Award. As soon as reasonably practicable after the Effective Date, Executive will be granted an equity award in respect of the number of shares of common stock equal to 1.75% of the common stock of AirSculpt outstanding upon effectiveness of AirSculpt’s registration statement on Form S-1 related to the IPO (the “Initial Equity Award”), excluding the underwriter’s overallotment. The Initial Equity Award shall consist of 50% restricted stock units and 50% performance-based restricted stock units; which awards shall be substantially consistent with the forms of award agreement attached as Exhibit B and Exhibit C hereto. All equity grants are subject to the approval of the Board.

4.5            Annual Equity Awards. Executive will be eligible to participate in the Company’s annual equity grant program. Executive’s first annual equity grant will be awarded in the first quarter of calendar year 2022 (the “Annual Equity Award”). The Annual Equity Award may be granted in any form allowed under the Company’s 2021 Equity Incentive Plan with vesting terms and conditions as set forth by the Board in its sole and absolute discretion. Each Annual Equity Award shall be subject to the terms and conditions of the applicable grant agreement. All equity grants are subject to the approval of the Board.

5.            Benefits.

5.1          Customary Benefits. Executive will be eligible for all customary and usual retirement and welfare benefits (excluding, for the avoidance of doubt, bonus plans not expressly referred to in this Agreement and severance plans/programs/policies, if any) generally available to executives of Company, subject to the terms and conditions of such benefit plans. Company reserves the right to change or eliminate benefits on a prospective basis, at any time and from time to time.

5.2            Paid Time Off. Executive shall be entitled to paid vacation, holidays, personal days and sick leave in accordance with the policies, programs and practices of Company in effect from time to time, but in no event less than four (4) weeks per calendar year (pro-rated for any partial years). Such vacation shall be taken at such intervals as shall be appropriate and consistent with the proper performance of Executive’s duties hereunder.

6.           Business Expenses. Company shall reimburse Executive during the Term, for all reasonable out-of-pocket business expenses incurred by Executive in the performance of his duties hereunder consistent with level and the manner Executive has historically received such reimbursement and otherwise in accordance with the Company’s expense reimbursement policies as in effect from time to time, provided, that in the event of a conflict between Executive’s historic business reimbursement practices and the Company’s reimbursement policies, the historic business reimbursement practices shall govern. In order to receive such reimbursement, Executive shall furnish to Company documentary evidence of each such expense in the form required to comply with Company’s policies.

7.            Termination of Executive’s Employment.

7.1            Termination for Cause by Company. Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (i) fraud, embezzlement or other misappropriation by Executive of funds or property of Company or any of its subsidiaries or affiliates (collectively, the “Company Group,” and each, a “Company Group Member”) or any Persons or professionals for which Company or its subsidiaries or affiliates provides business, management, administrative, marketing or other support services, including but not limited to any corporation, limited liability company, partnership or association that is party to a management services agreement or similar agreement with Company or any of Company’s subsidiaries or affiliates for the rendering of certain management services and other related services by Company or any of Company’s subsidiaries or affiliates (each, a “Managed Practice” and collectively, “Managed Practices”); (ii) conviction of, or plea of nolo contender to, a felony or crime involving moral turpitude; (iii) any gross misconduct by Executive that is injurious, directly or indirectly, in any material respect to any Company Group Member or any Managed Practice; (iv) Executive’s failure to perform, or breach of, in any material respect, any of his obligations under this Agreement or any other agreement or contract between Executive and any Company Group Member; (v) Executive’s use of alcohol or controlled substances that impairs his ability to perform his duties and responsibilities with respect to any Company Group Member or Managed Practices in any material respect; (vi) Executive challenging the legality, validity or enforceability of any of the Managed Practice documents; or (vii) Executive’s failure to give timely notice of his resignation under Section 7.4.

In the event Executive’s employment is terminated in accordance with this Section 7.1, Company shall pay the following amounts to Executive within the time period required by applicable law:

(i)            any accrued but unpaid Salary (as determined pursuant to Section 4.1 hereof) for services rendered prior to the date of Executive’s termination of employment (the “Termination Date”), which accrued but unpaid Salary shall be paid on or before the time required by law;

(ii)            payment for any accrued but unused paid time off;

(iii)            expenses reimbursable under Section 6 hereof incurred prior to the Termination Date but not yet reimbursed, which reimbursable (but not yet reimbursed) expenses, if any, shall (subject to Executive’s timely submission of invoices) be paid on or before the time required by law; and

(iv)            vested entitlements under any other Company benefit plan or program (with the exception of those, if any, relating to severance) that Executive is otherwise entitled to receive under such plan, program, policy or practice on the Termination Date, in each case, in accordance with (and subject to the terms, conditions and limitations set forth in) such plan, program, policy, or practice.

The amounts described in clauses (i) through (iv) above shall be referred to herein as the “Accrued Obligations.” All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.

7.2          Termination Without Cause by Company/Termination by Executive For Good Reason. Company may terminate Executive’s employment under this Agreement without Cause at any time upon written notice to Executive, or Executive may resign with Good Reason subject to the notification requirements and the Cure Period (as defined below), in each case as set forth below. In the event of such termination, Executive will receive:

(i)            The Accrued Obligations and any Bonus earned in respect of a prior completed year that has not yet been paid; and

(ii)           Subject to Section 7.6, a payment in the aggregate amount equal to the sum of one-and-a-half (1.5) multiplied by the sum of (x) Executive’s annual Salary (at the rate as of the Termination Date) plus (y) Executive’s target Bonus, payable (less applicable withholdings and deductions) in a lump sum on the next regular pay date of Company following the date that the Release becomes effective and is no longer subject to revocation, in accordance with Company’s then-current payroll practices, but in no event later than March 15 of the calendar year immediately following the calendar year in which the Termination Date occurs. The payment referred to in this clause (ii), is referred to as the “Severance Payment.”

For purposes of this Agreement, “Good Reason” is defined as any one or more of the following without Executive’s prior written consent:

(a)            a material reduction of Executive’s title, authority, duties or responsibilities with Company;

(b)            a material reduction in Executive’s Salary;

(c)            relocation of Executive’s principal place of work to a place more than thirty-five (35) miles outside of Nashville, Tennessee, unless such relocation is otherwise agreed to in writing by Executive; or

(d)            a material breach by the Company of this Agreement.

Notwithstanding the foregoing, Good Reason shall not exist unless Executive notifies Company in writing of the existence of the applicable condition specified above not later than thirty (30) days after the initial existence of the condition, and Company fails to remedy such condition within fifteen (15) days after receipt of such notice (the “Cure Period”); provided, however, that if Company cannot remedy such condition within such fifteen (15) day period for reasons outside of Company’s reasonable control, as determined by the Board in its sole and absolute discretion, the Cure Period shall be extended to provide an additional period to remedy such condition, which extension shall not in any case exceed fifteen (15) calendar days. In the event Company fails to remedy the condition constituting Good Reason during the applicable Cure Period (after giving effect to any extension of the Cure Period), Executive’s resignation for Good Reason must occur, if at all, within thirty (30) calendar days following the expiration of the Cure Period.

7.3            Termination of Employment due to Executive’s death or Disability. Executive’s employment under this Agreement shall terminate automatically upon Executive’s death. Company may terminate Executive’s employment under this Agreement due to Executive’s Disability (as defined below). In the event of such termination, Executive (or Executive’s estate, as the case may be) will be entitled to receive, the Accrued Obligations, and any Bonus earned in respect of a prior completed year that has not yet been paid, and no other amount, except as required by applicable law.

All other Company obligations to Executive pursuant to this Agreement will be automatically terminated and completely extinguished. For purposes of this Agreement “Disability” means Executive’s physical or mental illness, injury or infirmity which prevents Executive from performing Executive’s material duties for a period of (A) one-hundred and eighty (180) consecutive calendar days or (B) an aggregate of ninety (90) calendar days out of any consecutive six (6) month period.

7.4            Voluntary Resignation by Executive Without Good Reason. Executive may voluntarily resign Executive’s position with Company without Good Reason at any time, upon sixty (60) days’ advance written notice. The effectiveness of any such voluntary resignation may be accelerated by Company in its sole and absolute discretion. In the event of such termination or resignation, Executive will be entitled to the Accrued Obligations and no other amount, except as required by applicable law.

7.5            Removal from any Boards and Positions. If Executive’s employment is terminated for any reason, Executive shall automatically, without further action, notice or deed, be deemed to resign from any position with any Company Group Member, including, but not limited to, as an officer of any Company Group Member.

7.6            Release. In order to receive the Severance Payments, Executive must timely execute (and not revoke) a separation agreement and general release (the “Release”) in substantially the form attached hereto as Exhibit A within sixty (60) days following the Termination Date, and Executive must not revoke such Release. Notwithstanding anything to the contrary contained in this Agreement, (i) Company’s obligations to provide the Severance Payments will immediately cease if Executive is in breach of the Covenant Agreement in any material respect and fails to cure such breach (if curable) within fifteen (15) days after receipt of notice of such breach from the Company, and (ii) in the event that Executive fails to timely cure such breach of the Covenant Agreement, then upon demand by Company, Executive shall immediately repay to Company the amount of any Severance Payments previously paid.

8.            Non-contravention. Executive hereby represents to Company that the execution and delivery of this Agreement by Executive and Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound, and further that Executive is not subject to any limitation on his activities on behalf of the Company Group Member as a result of agreements into which Executive has entered.

9.            General Provisions.

9.1            Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

9.2            Waiver. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege, and no waiver in any one instance shall be effective with respect to any other instance or create a course of dealing.

9.3            Attorneys’ Fees. Company and Executive shall bear their own costs, fees and expenses in connection with the negotiation, preparation and execution of this Agreement.

9.4            Key-Man Insurance. Upon Company’s request, Executive shall cooperate (including, without limitation, taking any required physical examinations) in all respects in obtaining a key-man life and/or long-term disability insurance policy with respect to Executive in which Company (or any subsidiary or affiliate) is named as the beneficiary.

9.5            Legal Counsel. Executive acknowledges and warrants that (i) he has been advised that Executive’s interests may be different from Company’s interests, (ii) he has been afforded a reasonable opportunity to review this Agreement, to understand its terms and to discuss it with an attorney and/or financial advisor of his choice and (iii) he knowingly and voluntarily entered into this Agreement. Company and Executive shall each bear their own costs and expenses in connection with the negotiation and execution of this Agreement.

9.6            Severability. In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

9.7            Interpretation; Construction. The headings set forth in this Agreement and the division of this Agreement into sections and subsections are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has reviewed and revised this Agreement and had it reviewed by legal counsel and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

9.8            Governing Law; Jurisdiction. Any and all actions or controversies arising out of this Agreement, Executive’s employment by Company or the termination thereof, including, without limitation, breach of contract and tort claims, shall be construed and enforced in accordance with the internal laws of the State of Florida, without regard to any choice of law or conflicting provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Florida to be applied. Any and all actions arising out of this Agreement or Executive’s employment by Company or the termination thereof shall be brought and heard in the state and federal courts located in the Florida, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such courts. COMPANY AND EXECUTIVE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE SPECIFICALLY WITH RESPECT TO THIS WAIVER.

9.9            Remedies Cumulative. All remedies provided in this Agreement are cumulative and in addition to all other remedies which may be available at law or in equity.

9.10            Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, faxed, or sent by nationally recognized overnight courier service (with next business day delivery requested), or sent by electronic mail, provided, that the submission by electronic mail is promptly confirmed by telephone confirmation thereof or followed by one of the other foregoing permitted means of notice. Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party, in the case of faxed or notice by email, upon transmission of the fax or email, in the case of a courier service, upon the next business day, after dispatch of the notice or communication. Any such notice or communication shall be addressed as follows:

If to Company, to:

AirSculpt Technologies, Inc.
400 Alton Road, Unit TH-103M

Miami Beach, FL 33129
Email: [__________]
Attn:  Aaron Rollins, M.D.

with a copy to:

McDermott Will & Emery LLP
500 North Capital Street, NW
Washington, DC 20001-1531
Email:  tconaghan@mwe.com
Attn:  Thomas Conaghan

If to Executive, to him at the offices of Company with a copy to him at his home address as set forth in the records of Company.

9.11            Survival. Notwithstanding anything herein to the contrary, each provision of this Agreement shall survive the termination of this Agreement for any reason or Executive’s ceasing to provide services to Company to the extent necessary to give effect to its terms, including, without limitation, Sections 8, 9, 10, 11, 12, and 13 of this Agreement.

9.12            Counterparts. This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

9.13            Defend Trade Secrets Act. Executive acknowledges receipt of the following notice under the Defend Trade Secrets Act: An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if he/she (i) makes such disclosure in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

9.14            Preserved Rights. This Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with Executive’s protected rights under federal, state or local law to, without notice to Company: (i) communicate or file a charge with a government regulator, (ii) participate in an investigation or proceeding conducted by a government regulator, or (iii) receive an award paid by a government regulator for providing information.

9.15            Cooperation. Subject to Section 9.14, during the Term and thereafter, in the event that any proceeding is commenced by any governmental authority or other person in connection with the business of Company, Executive agrees to cooperate with Company to defend against such proceeding and, if an injunction or other order is issued in any such proceeding, to cooperate with Company in its efforts to have such injunction or other order lifted. If such cooperation is following the end of the Term, then the Company shall reimburse Executive for all reasonable documented out-of-pocket expenses incurred in connection with such cooperation and the Company agrees that such cooperation will not unreasonably interfere with Executive’s duties to a subsequent employer.

10.            No Other Contracts. Executive represents and warrants to the Company Group Members that neither the execution and delivery of this Agreement by Executive nor the performance of Executive’s obligations hereunder, shall constitute a default under or a breach of any other agreement or contract to which Executive is a party or by which Executive is bound, nor shall the execution and delivery of this Agreement by Executive nor the performance of Executive’s duties and obligations hereunder give rise to any claim or charge against either Executive or any Company Group Member based upon any other contract, or agreement to which Executive is a party or by which Executive is bound. Executive shall indemnify and hold harmless each Company Group Member against any and all claims that execution and delivery of this Agreement by Executive or Executive’s performance of his obligations hereunder constitutes a default under or a breach of any other agreement or contract to which Executive is a party or by which Executive is bound.

11.            Code Section 409A Compliance.

11.1            This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986 as amended, and any regulations and Treasury guidance promulgated thereunder (collectively, “Section 409A of the Code”).

11.2            Company and Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the provisions of Section 409A of the Code.

11.3            The preceding provisions, however, shall not be construed as a guarantee by Company of any particular tax effect to Executive under this Agreement. No Company Group Member shall be liable to Executive for any payment made under this Agreement which is determined to result in an additional tax, penalty or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.

11.4            For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

11.5            With respect to any reimbursement of expenses or any provision of in-kind benefits to Executive specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (ii) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangements providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year following the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

11.6            Notwithstanding anything in this Agreement to the contrary, if a payment obligation arises on account of Executive’s separation from service while Executive is a “specified employee” as described in Section 409A of the Code and the Treasury Regulations thereunder and as determined by Company in accordance with its procedures, by which determination Executive is bound, any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) shall be made on the first (1st) business day of the seventh (7th) month following the date of Executive’s separation from service, or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of Executive’s estate following Executive’s death.

12.            Section 280G of the Code. In the event that it is determined that any payments or benefits provided under this Agreement, together with any payments or benefits to be provided under any other plan, program, arrangement or agreement, would constitute parachute payments within the meaning of Section 280G of the Internal Revenue Code of 1986 as amended, and any regulations and Treasury guidance promulgated thereunder (collectively, “Section 280G of the Code”) and would, but for this Section 12 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (the “Excise Tax”), then the amounts of any such payments or benefits under this Agreement and such other arrangements shall be either (a) paid in full or (b) reduced to the minimum extent necessary to ensure that no portion of the payments or benefits is subject to the Excise Tax, whichever of the foregoing (a) or (b) results in the Executive’s receipt on an after-tax basis of the greatest amount of payments and benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). Company shall cooperate in good faith with the Executive in making such determination, including but not limited to providing the Executive with an estimate of any parachute payments as soon as reasonably practicable prior to an event constituting a change in the ownership or effective control of Company or in the ownership of a substantial portion of the assets of Company (within the meaning of Section 280G(b)(2)(A) of the Code). Any such reduction pursuant to this Section 12 shall be made in a manner that results in the greatest economic benefit for the Executive and is consistent with the requirements of Section 409A of the Code. Any determination required under this Section 12 shall be made in writing in good faith by a nationally recognized public accounting firm selected by Company and paid for by Company. Company and the Executive shall provide the accounting firm with such information and documents as the accounting firm may reasonably request in order to make a determination under this Section 12.

13.            Entire Agreement; Modification. This Agreement and the Covenants Agreement constitute the entire agreement between the parties relating to Executive’s employment by (or service to) Company or any of its subsidiaries and/or affiliates and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and Company. No oral amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES FIRST ABOVE WRITTEN.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on October 5, 2021.

COMPANY

EBS Enterprises, LLC

By:	/s/ Daniel Sollof
Name: Daniel Sollof
Title: Authorized Signatory

EXECUTIVE

/s/ Dennis Dean
Mr. Dennis Dean